Exhibit 10.2

                                     August 27, 1998


Mr. John C. Carson
888 Oleander Street
Boca Raton, FL  33486

Dear John:

        This letter will serve to confirm the agreement which we have reached with respect to (i) the termination of your employment with Triarc Companies, Inc. ("Triarc" or the "Company"), and its subsidiaries on August 31, 1998 (the "Effective Date") and (ii) your rendering consulting services to Triarc and its subsidiaries beginning on the Effective Date. The payments to be made to you under this Letter Agreement shall be made in lieu of any other amount that would otherwise be payable to you pursuant to any other agreement or understanding.

        1. Effective as of the Effective Date, you will resign as an employee of Triarc and as an officer, director and employee of any direct and indirect subsidiaries or affiliates of Triarc, including without limitation, Royal Crown Company, Inc. ("Royal Crown"; Triarc and all such subsidiaries and affiliates being collectively, the "Triarc Group"), which you serve in any such capacity. You will receive your normal base salary through the Effective Date and you will have no employment relationship with any member of the Triarc Group subsequent to the Effective Date. You are entitled to reimbursement of all reasonable, actual, ordinary and necessary travel and other reasonable business expenses that you have incurred as the necessary part of discharging your duties as an employee of the Triarc Group prior to the Effective Date. Royal Crown will reimburse you for such expenses to the extent heretofore unreimbursed, subject to your submission of reasonable and appropriate documentation to Royal Crown.

        2. Commencing on the Effective Date, you will become a consultant to the Triarc Group until the earlier of (i) August 31, 1999 or (ii) the date you commence full-time employment with another employer (such period is referred to herein as the "Consulting Period"), and subject to Paragraph 12 below, you will be paid $1,000.00 in consideration thereof. In addition, subject to paragraphs 11 and 13 below, during the Consulting Period Royal Crown will continue to provide you an automobile allowance of $900.00 per month.

        3. No later than the Effective Date, you will return to Triarc all Triarc Group owned or supplied property, such as credit cards, computers, fax machines, pagers, cellular phones, printers, files, etc.

        4. Subject to Paragraph 8, from the date hereof, through the end of the Consulting Period (such final day, the "Termination Date"), you and your family members will be eligible to participate in the group medical, dental and life insurance plans (currently provided by UNICARE Life and Health Insurance Co. or any successor entity) and vision care plan in effect from time to time for em-ployees of Royal Crown (but not in Royal Crown's disability insurance plan or accident insurance plan), provided such participation is permitted and continues to be permitted by each such plan or program. If such participation is not permitted, the Triarc Group will use its reasonable best efforts to provide you with coverage which is reasonably comparable to such plan or programs. Such coverage shall be provided on the same basis as such other plans or programs are then being provided to you immediately before your participation terminates thereunder. Eligibility will be dependent upon your contribution to such plans in the same amounts required from active employees. Your eligibility to participate in Triarc's 401(k) Plan will cease as of the Effective Date; however, you may, in your sole discretion, keep your account in Triarc's 401(k) Plan, if permitted, or remove all or part thereof at any time or times in accordance with the terms of such 401(k) Plan.

        5. You and your family members will be entitled, at your election, for a period of 18 months commencing on the date the provisions of Paragraph 4 have terminated, to continue your coverage under all health and medical insurance policies, at your own cost, pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, or under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, to the extent such coverage is available.

        6. Subject to Paragraph 12 below, on or before September 30, 1998, (i) Triarc agrees to pay you a lump sum payment of $800,000.00 and (ii) you will receive a lump sum payment of $26,923.08 with respect to unused vacation time that you have earned through the Effective Date. In addition, subject to the next sentence of this Paragraph 6 and Paragraph 12 below, Triarc shall pay you an additional $800,000.00 commencing August 31, 1999, payable in semi-monthly installments of $33,333.33 for a period of twelve (12) months. If you have secured full-time employment prior to the commencement of these semi-monthly payments, or if you secure full-time employment during the period of these semi-monthly payments, the semi-monthly payments required to be made by Triarc after you begin receiving payments from your new employer shall be offset by the cash compensation you earn from any such new employer during the period in which you receive semi-monthly payments hereunder.

        7. With respect to the fiscal year of Triarc ended January 3, 1999, you will be recommended to receive a performance bonus for services performed during such period, pro rated to reflect your resignation as of the Effective Date, which bonus will be determined on the same basis as if you were still actively employed by Royal Crown. Any such bonus shall be paid to you at the same time as the 1998 Royal Crown bonus awards are distributed to other bonus plan participants.

        8. Your obligation to provide part-time consulting services to the Triarc Group shall not prevent you from accepting other part-time or full-time employment. However, you agree promptly to notify Triarc if you accept other employment and the date such employment is to begin. On the earlier of (i) your being a participant entitled to benefits in a medical plan with another employer; (ii) the date you become covered or eligible for coverage under Medicare or any other medical benefit plan; or (iii) 90 days after you commence such other full-time employment, you will cease to be eligible to participate in the benefits provided for in Paragraph 4 above. It is understood that, if as a condition to employment, any employer shall require you to terminate the consulting services to be provided by you under this Letter Agreement, you will be entitled to stop providing the consulting services. All reasonable, actual, ordinary and necessary travel expenses incurred by you in providing the con-sulting services hereinunder will be borne by Triarc, subject to your submission of reasonable and appropriate documentation.

        9. All of the 245,000 stock options ("Options") issued to you under the Triarc Companies, Inc. 1993 Equity Participation Plan and the Triarc Companies, Inc. 1997 Equity Participation Plan shall vest immediately on the Effective Date (to the extent not already vested), and all such options shall remain exercisable by you for a period of one year from the Effective Date. On the Effective Date, all of the 2,250 stock options issued to you under the Triarc Beverage Holdings Corp. 1997 Stock Option Plan will terminate and become null and void.

        10. You agree, in consideration of this Letter Agreement,  that you will
(i) refrain from making any statement written or oral which is detrimental to the best interests of the members of the Triarc Group and/or their respective shareholders, officers, employees and directors, and (ii) treat as confidential and not disclose (a) the terms of this Letter Agreement (except in a proceeding to enforce the terms of this Letter Agreement) or (b) the affairs of the members of the Triarc Group and their respective shareholders, officers, employees and directors. You will not, for a period of four (4) years after the Effective Date, without prior written consent of Triarc, divulge, furnish or make known or accessible to, or use for the benefit of, anyone other than the Triarc Group, any information of a confidential nature relating in any way to the business of the Triarc Group, or any of their respective direct business customers, unless
(i) you are required to disclose any such information by judicial or administrative process, or , in the opinion of your counsel, by other requirements of law, (ii) such information is in the public domain through no fault of you or (iii) such information has been lawfully acquired by you from other sources unless you know that such information was obtained in violation of an agreement of confidentiality. You agree that in addition to any other remedy provided at law or in equity or in this Letter Agreement, Triarc shall be entitled to a temporary restraining order and both preliminary and permanent injunctions restraining you from violating any provision of this Paragraph 10. Additionally, you agree that on or before the Effective Date you will return to the Triarc Group any and all confidential and proprietary information or any other property of the Triarc Group that is in your possession.

        11. In consideration of the value referred in Paragraph 2 above and 14 below, you hereby covenant not to sue or pursue any litigation (or file any charge with any Federal, state or local administrative agency) against, and waive, release and discharge each member of the Triarc Group, their affiliates, assigns, subsidiaries, parents, predecessors and successors, and the shareholders, employees, officers, directors, representatives and agents or any of them, from any and all charges or causes of action you may have against any of them, including, but not limited to any claims, charges or causes of action related to employment or termination of employment or any term or condition of that employment under Federal, state and local statutory and common law, including, but not limited to, any and all claims, charges or actions that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights of 1964, as amended, all claims under Federal, state or local laws for express or implied breach of contracts, wrongful discharge, defamation, intentional infliction of emotional distress, race, sex, age, national origin, color, marital status, handicap, or other discrimination, and any related claims for attorneys' fees and costs. This covenant, waiver, release and discharge of claims expressly excludes any and all rights to indemnification which you may have under the Certificate of Incorporation, by-laws, or similar charter documents of any member of the Triarc Group.

        12. You acknowledge and agree that you are or may be exclusively liable for the payment of certain Federal, state, local and foreign taxes that may be due as a result of the payments to be made to you under this Letter Agreement (including, without limitation, the payments referred to in Paragraphs 2, 6 and 7 above); provided, however, Triarc shall be entitled to withhold from any amounts payable under this Letter Agreement such amounts that it determines in its sole discretion is required by law or regulation to withhold in respect of any such payment or such greater amounts as you may request. If the Triarc Group or any of its affiliates are required at any time to pay any monies in payment of your tax obligations, including interest, penalties and other additions, in respect of the payments made under this Letter Agreement, you agree to indemnify and hold harmless the Triarc Group, its affiliates and agents or employees for payment of any such taxes or other amounts. In addition to the foregoing, you agree that Triarc, in its sole discretion, may deduct from any amounts payable under this Letter Agreement (a) any amount of garnished earnings which would have been withheld from your pay, if Triarc has been garnishing your earnings pursuant to an order of garnishment, child support or tax lien and (b) to the extent permitted by law, any amounts you owe to Triarc.

        13. You acknowledge that you have been offered the opportunity and have been advised in writing to consult with an attorney regarding the terms of this Letter Agreement before signing this Letter Agreement. You further acknowledge that you otherwise would have been provided a period of at least 21 days within which to consider the terms of this Letter Agreement, but that you have decided, in a knowing and voluntary manner, in consideration of the value referred to in Paragraphs 2 above and 14 below, to sign this Letter Agreement before the expiration of such 21 day period. This Letter Agreement shall become effective only if you elect not to rescind this Letter Agreement. You will have seven days following the execution of this Letter Agreement to rescind the Agreement by notifying the Secretary of Triarc in writing of your decision to rescind. You further agree that if you decide to rescind this Letter Agreement, Triarc Group shall be relieved of all of its obligations hereunder, including without limitation, Triarc Group's obligation to make the payments and provide the benefits specified in Paragraphs 2, 4, 5, 6, 7 and 9.

        14. Triarc, on behalf of itself and each member of the Triarc Group, hereby waives, releases and discharges you from any and all claims any of them may have against you based on facts known to any current executive officer of Triarc, including, but not limited to, any claims related to your employment or any term or condition of that employment. This discharge and release includes, among other things, all claims under Federal, state or local laws for express or implied breach of contract, failure to perform employment duties, defamation and any related claims for attorneys' fees and costs; provided, however, that nothing contained in this discharge and release shall release you from any obligations arising under this Letter Agreement.

        15. You agree that you will cooperate with the members of the Triarc Group in connection with all litigations relating to the activities of Triarc and its affiliates during the period of your employment with Triarc including, without limitation, being available to take depositions and to be a witness at trial, help in preparation of any legal documentation and providing affidavits and any advice or support that Triarc or any affiliate thereto may request of you in connection with such claims.

        16. Effective as of the Effective Date, the Employment Agreement dated as of April 24, 1993 (the "Employment Agreement") by and among Royal Crown Company, Inc. (formerly Royal Crown Cola Co.), Triarc (as successor to DWG Corporation) and you shall be deemed to be terminated in all respects.

        17. This Letter Agreement represents the entire agreement between you and Triarc with respect to matters referred to herein and supersedes all prior agreements, whether written or oral, with respect thereto. This Letter Agreement and the rights and duties of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State. If any section, paragraph, sentence, clause, or phrase contained in this Letter Agreement shall become illegal, null, or void, or shall be found to be against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null, or void, or found to be against public policy, the remaining sections, paragraphs, sentences, clauses, or phrases contained in this Letter Agreement shall not be affected thereby. One or more waivers of a breach of any provision hereunder by any party to this Letter Agreement shall not be deemed to be a waiver of any proceeding or subsequent breach hereunder.

        18. This Letter Agreement shall be binding upon and inure to the benefit of Triarc and Royal Crown and each of their successors and assigns. This Letter Agreement and your rights hereunder may not be assigned by you.

        19. Neither the negotiation nor the execution of this Letter Agreement shall constitute or operate as an acknowledgment or admission of any kind by the Triarc Group that it violated or failed to comply with any provision of federal, state, or local law.

        20. The parties agree that they will not seek to introduce this Letter Agreement as evidence for any purpose in any proceeding of any kind, other than a proceeding to enforce the terms of this Letter Agreement.

        If this Letter Agreement is in accordance with your understanding of the entitlements and obligations pertaining to the foregoing, please sign two copies of this Letter Agreement in the space provided and return one copy to us.

                                      Very truly yours,

                                      TRIARC COMPANIES, INC.


                                      By: BRIAN L. SCHORR
                                          Name:  Brian L. Schorr
                                          Title: Executive Vice President and
                                                    General Counsel


                                      ROYAL CROWN COMPANY, INC.


                                      By: MICHAEL WEINSTEIN
                                          Name:  Michael Weinstein
                                          Title: Chief Executive Officer



ACCEPTED AND AGREED TO:

JOHN C. CARSON
John C. Carson

Date: August 31, 1998